Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-257994 and 333-256501 on Form S-1; Registration Statement No. 333-251397 on Form S-4, Registration Statements Nos. 333-267275 and 333-265612 on Form S-3, and Registration Statement No. 333-279788 and 333-257665 on Form S-8 of our reports dated March 4, 2025, relating to the financial statements of Stem, Inc. and the effectiveness of Stem, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/DELOITTE & TOUCHE LLP

San Francisco, California
March 4, 2025